Exhibit 10.1

UNSECURED CONVERTIBLE NOTE PURCHASE AGREEMENT

THIS UNSECURED CONVERTIBLE NOTE PURCHASE AGREEMENT (the “Agreement”) is made and entered into as of September 21, 2021 (the “Effective Date”), between Oncotelic Therapeutics, Inc., a Delaware corporation (the “Company”), on the one hand, and Golden Mountain Partners, LLC, a California Limited Liability Company (the “Purchaser”), on the other hand.

WHEREAS, Purchaser desires to purchase from Company and Company desires to sell to Purchaser, upon the terms and subject to the conditions of this Agreement, an unsecured convertible promissory note of Company with a stated principal amount of One Million Five Hundred Thousand United States Dollars ($1,500,000 USD).

NOW, THEREFORE, in consideration of the foregoing and the mutual promises, representations and warranties and covenants herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1. Purchase and Sale of Note. Upon the terms and subject to the conditions of this Agreement, Company agrees to issue and sell to Purchaser, and Purchaser agrees to purchase from Company an unsecured convertible promissory note with a stated principal amount of One Million Five Hundred Thousand United States Dollars ($1,500,000 USD) in the form attached hereto as Exhibit A (as may be amended or modified by agreement in writing between Purchaser and Company from time to time, the “Note”).

2. [Intentionally omitted]

3. Loan.

3.1. General Terms. Subject to the terms and conditions of this Agreement, Purchaser will lend Company the principal amount of $1,500,000, at a rate of interest as set forth in the Note until the Maturity Date (as defined in the Note), at which time, all of the loan evidenced by the Note (the “Loan”) shall have been paid in full, including all principal, interest, cost, expenses, attorneys’ fees, and other fees and charges relating to the Loan.

3.2. Disbursement. Purchaser will disburse the proceeds of the Note on the dates and in the instalment amounts as set forth in Schedule 3.2 (Disbursement), or as otherwise agreed in writing between Purchaser and Company.

3.3. Use of Proceeds. Company will use the proceeds of the sale of Note according to the “use of proceeds” schedule attached hereto as Schedule 3.3 (Use of Proceeds).

3.4. Repayment. Subject to the terms and conditions hereof and as set forth in the Note, Company will repay the Loan with full repayment of principal and accrued interest on or before the Maturity Date in accordance with the terms and conditions of the Note. All indebtedness evidenced by the Note will be due and payable on the earlier of (a) the occurrence of an Event of Default (as defined in the Note) , or (b) the Maturity Date.

3.5. Interest Rate. Interest on the outstanding principal balance of the Loan from time to time outstanding shall accrue at the rate(s) and be payable as set forth in the Note.

4. Conditions Precedent. The obligation of Purchaser to make the Loan hereunder is subject to the following conditions precedent:

4.1. Closing. Company shall have delivered to Purchaser, prior to the initial disbursement of the Loan (the “Closing”), the following:

4.1.1. the duly executed Note; and

4.1.2. such other instruments and documents as Purchaser reasonably deems necessary to effect the transactions contemplated hereby.

4.2. Documents Required for Each Disbursement. Company shall have delivered to Purchaser, prior to each disbursement of the Loan made by Purchaser subsequent to the Closing, documentation reasonably required by Purchaser to support the payment as defined in Schedule 3.2 (Disbursements).

4.3. Certain Events. At the time of, and as a condition to, the Closing, and each disbursement of the Loan to be made by Purchaser at or subsequent to the Closing:

4.3.1. no Event of Default shall be have occurred and to be continuing, and no event shall have occurred and be continuing that, with the giving of notice or passage of time or both, would constitute an Event of Default;

4.3.2. no material adverse change shall have occurred in the business prospects, financial condition, or results of operations of Company since April 15, 2021 (the date of Company’s most recent filing of its Form 10-K annual report with the US Securities and Exchange Commission); and

4.3.3. this Agreement and all agreements and instruments related to or referred to herein (including, but not limited to, the Note) (collectively, the “Loan Documents”) shall have remained in full force and effect.

5. Covenants of Company. From and after the Closing until the Loan has been repaid in full, Company shall observe the following covenants:

5.1. Affirmative Covenants.

5.1.1. Payment and Performance. Company will duly and promptly pay and perform all of Company’s liabilities and obligations to Purchaser in accordance with the terms and conditions of this Agreement and the other Loan Documents.

5.1.2. Certification. At any time and from time to time, within ten (10) days following written request by Purchaser, Company will certify to Purchaser, in such form and substance as are reasonably acceptable to Purchaser, that this Agreement and the other Loan Documents are unmodified and in full force and effect (or that this Agreement and the other Loan Documents are in full force and effect as modified and setting forth the modifications), the dates to which the Loan has been paid, that no Event of Default then exists and no event has occurred (that has not been cured) and no condition currently exists that would, but for the giving of any required notice or expiration of any applicable cure period, constitute an Event of Default. Any such certification furnished pursuant hereto may be relied upon by Purchaser.

5.1.3. Financial Statements. Company will furnish, or cause to be furnished , the following statements to Purchaser, which must be in such form and detail as Purchaser may reasonably request from time to time:

(a) within forty-five (45) days after the end of each quarter, current balance sheets and statements of operations and of cash flows of Company certified to be true and correct by an officer of Company; and

(b) with reasonable promptness, such other information respecting the financial condition and affairs of Company as Purchaser may reasonably request from time to time.

5.2. Negative Covenants.

5.2.1. Loan Proceeds and Distributions. None of the proceeds of the Loan shall be used for any purpose, other than as described in Section 3.3 (Use of Proceeds) and Schedule 3.3 (Use of Proceeds) hereof.

6. Default.

6.1. [Intentionally omitted]

6.2. Remedies. If an Event of Default occurs, Purchaser shall be entitled, in its sole and absolute discretion, to pursue any one or more of the following remedies, in addition to any remedies which may be permitted by law, equity or by other provisions of this Agreement or the other Loan Documents, without notice or demand, except as expressly hereinafter provided:

6.2.1. Purchaser may, at its option, upon written notice to Company (any such notice requiring such termination being herein referred to as the “Termination Notice”), proceed with all remedies Purchaser deems necessary, including, without limitation, terminating this Agreement, accelerating and calling due and payable all outstanding Loan obligations under the Note and under this Agreement, and exercising any other remedy available to Purchaser hereunder or under any of the other Loan Documents at law or in equity.

6.2.2. Purchaser, at its option and upon written notice to Company, may declare all obligations under the Loan, if any not otherwise immediately due under this Agreement to be, and all such amounts shall thereupon become, due and payable to Purchaser, without presentment, demand, protest, or further notice of any kind, all of which are expressly waived by Company, anything in this Agreement or the other Loan Documents notwithstanding.

6.2.3. Purchaser, at its option and upon written notice to Company, may (i) institute and prosecute proceedings in any court of competent jurisdiction to pursue any remedies available in law or in equity, including, without limitation, the recovery of damages, the enforcement of specific performance or to obtain an injunction, or (ii) pursue any and all rights or remedies available to Purchaser under any Loan Document. No such termination and/or subsequent election by Purchaser hereunder shall in any way limit, qualify or otherwise affect the obligations of Company with respect to the Loan Obligations of their indemnification obligations hereunder.

6.2.4. Upon written notice to Company cease making any disbursements under this Agreement or any Loan Document, as applicable.

6.2.5. Terminate this Agreement and any of the other Loan Documents as to any future liability or obligation of Purchaser.

6.3. Cumulative. The remedies of Purchaser in this Agreement or in any other Loan Document, or at law or in equity, shall be cumulative and concurrent and may be pursued singly, successively or together in Purchaser’s discretion. Notwithstanding any statement contained in this Agreement to the contrary, termination of this Agreement shall not relieve Company from liability for any breach or violation of this Agreement that arose prior to such termination.

6.4. Waiver. Company waives, to the extent permitted by applicable law, (a) any right of redemption, re-entry or repossession, and (b) any right to a trial by jury.

7. Indemnification. Notwithstanding and in addition to any other indemnification obligation set forth herein or in any other Loan Document, Company agrees to indemnify, defend and hold harmless Purchaser, its affiliates and its officers, directors, members, (general and limited) partners, shareholders, employees, agents and representatives (collectively, the “Purchaser Indemnified Parties”) from and against all demands, claims, actions, losses, damages, liabilities, penalties, costs and expenses (including, without limitation, attorneys’ and accountants’ fees, settlement costs, arbitration costs and any reasonable other expenses for investigating or defending any action or threatened action) asserted against or incurred by the Purchaser Indemnified Parties or any of them arising out of or in connection with or resulting from (a) any breach of any representation, warranty, covenant, or other provision under this Agreement or under any Loan Document; (b) any tax, fee or charge imposed by any governmental entity arising out of or relating to the Note or this Agreement or the transactions anticipated herein; (c) any accident, injury to or death of persons or loss of property arising out of the business of Company or any of its subsidiaries, including without limitation any claims of professional errors and omissions, product liability or clinical trial li ability, (d) any and all lawful action that may be taken by Purchaser in connection with the enforcement of the provisions of this Agreement, whether or not suit is filed in connection with same, or in connection with any or all of Company and/or any partner, joint venturer, member or shareholder thereof becoming a party to a voluntary or involuntary federal or state bankruptcy , insolvency or similar proceeding, and/or (e) third party claims relating to or arising out of the business of Company or any of its subsidiaries. The foregoing indemnification obligations of Company shall be in addition to, and shall in no way limit or qualify, any other indemnification or similar obligations of Company set forth in this Agreement or in any other Loan Document.

8. Miscellaneous.

8.1. Governing Law. This Agreement shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law or choice of law that would cause the substantive laws of any other jurisdiction to apply. Company irrevocably submits and consents to the jurisdiction of any California state court or federal court sitting in the County of Los Angeles, state of California over any action or proceeding arising out of or relating to this Agreement or any other Loan Document, and Company hereby irrevocably agrees that all claims in respect of any such action or proceeding may be heard and determined in such courts.

8.2. Amendment and Waiver. Any provision of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only by the written consent of Company and Purchaser. Any amendment or waiver effected in accordance with this section shall be binding upon Company and Purchaser, and their respective successors and assigns.

8.3. Entire Agreement. This Agreement and the Loan Documents constitute the entire agreement among the parties relative to the specific subject matter hereof and thereof.

8.4. Notices. All notices and other communications provided for herein shall be dated and in writing and shall be deemed to have been duly given (a) on the date of delivery, if delivered by facsimile, receipt confirmed, (b) on the following business day, if delivered by a reputable nationwide overnight courier service guaranteeing next business day delivery; provided that, notices and other communications sent from or delivered outside the United States shall be sent by a reputable international express courier service and shall be deemed to have been duly given upon delivery to the recipient , and (c) two business days after being sent by certified or registered mail, return receipt requested, postage prepaid ; provided that, notices and other communications sent from or delivered outside of the United States by certified or registered mail , return receipt requested, postage prepaid shall be deemed to have been duly given upon delivery to the recipient, in each case, to the party to whom it is directed at the following address (or at such other address as any party hereto shall hereafter specify by notice in writing to the other parties hereto):

Oncotelic Therapeutics, Inc.
29397 Agoura Road, Suite 107
Agoura Hills, California 91301
Attention: Vuong Trieu , PhD

Golden Mountain Partners, LLC.
c/o Synergy Healthcare Innovations, LLC
800 W. Sixth Street, Suite 900
Los Angeles, California 90017

8.5. Severability. In the event one or more of the provisions of this Agreement should, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions of this Agreement, and this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

8.6. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of this Agreement may be made by an attachment in “pdf’ or similar format to an electronic mail message.

8.7. Successors and Assigns. The provisions hereof shall inure to the benefit of, and be binding upon, the successors and assigns of the parties hereto.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the Effective Date.

ONCOTELIC THERAPEUTICS, INC. (“COMPANY”)

By:	/s/ Vuong Trieu
Name:	Vuong Trieu, PhD
Title:	Chief Executive Officer

GOLDEN MOUNTAIN PARTNERS, LLC (“PURCHASER”)

By:	/s/ Clinton Teng
Name:	Clinton Teng
Title:	Owner’s Representative

EXHIBIT A

[COPY OF CONVERTIBLE NOTE]

Schedule 3.2

Disbursements

Initial disbursement, and all subsequent disbursements, shall be made in accordance with the payment schedule immediately below, and shall be disbursed by or on behalf of Purchaser directly to Covance Pharmaceutical Research and Development (Beijing) Co., Ltd, on behalf of Company and on Company’s account.

Payment Schedule for C00l. A Randomized, Controlled, Multi-Center Study of OT-101 in COVID-19 Patients (lnvestigational New Drug (IND) Application #149299)

-	$500,000 on the date of this Agreement
-	$500,000 in September, 2021
-	$500,000 in December, 2021

Schedule 3.3

Use of Proceeds

Disbursements and/or Loan proceeds disbursed under this Agreement and/or the Loan Documents shall be used solely to pay Contract Research Organization COVANCE Pharmaceutical Research and Development (Beijing) Co., Ltd to perform clinical research services with respect to that certain clinical trial known as “A Randomized, Controlled, Multi-Center Study of OT-101 in COVID-19 Patients (Investigational New Drug (IND) Application #149299)” (the “Clinical Trial”), and for no other purpose.